EXHIBIT 99.1

Vantage Drilling Company Reports First Quarter Results for 2015

HOUSTON, TX—(MARKET WIRE)—May 7, 2015 — Vantage Drilling Company (“Vantage” or the “Company”) (NYSE MKT: VTG) reports net income for the three months ended March 31, 2015 of $21.4 million or $.06 per diluted share as compared to earnings of $24.8 million or $.07 per diluted share for the three months ended March 31, 2014.

The three months ended March 31, 2015 includes an approximately $20.6 million gain on the early retirement of debt. This gain represents the discount to the face value of debt that we purchased in the open market, net of writing off deferred financing costs. While this gain is not taxable, it is still included in our calculation of annual effective tax rate which required us to record an additional adjustment to our tax provision for the three months ended March 31, 2015 of approximately $5.0 million.

The total debt retirement for the first quarter, including scheduled maturities and open market purchase of debt, totaled approximately $82.9 million at face value. Following the end of the quarter, we continued to acquire debt in the open market and have retired approximately $109.2 million of debt year to date with an annualized interest savings of approximately $7.2 million.

Paul Bragg, Chairman and Chief Executive Officer, commented, “During the 1st quarter, we continued our strong operating performance and maintained our focus on strengthening the balance sheet. In the last six quarters, we have now retired over $300 million of outstanding debt and greatly reduced our current debt, improving our 2015 and 2016 liquidity.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as an additional ultra-deepwater drillship, the Cobalt Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700

Vantage Drilling Company

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue
Contract drilling services	$207,981	$214,932
Management fees	1,881	4,582
Reimbursables	7,787	12,951

Total revenue	217,649	232,465

Operating costs and expenses
Operating costs	96,108	101,722
General and administrative	8,865	8,115
Depreciation	31,623	31,625

Total operating costs and expenses	136,596	141,462

Income from operations	81,053	91,003
Other income (expense)
Interest income	6	13
Interest expense and other financing charges	(50,554)	(54,487)
Gain (loss) on debt extinguishment	20,606	(106)
Other, net	(338)	779

Total other income (expense)	(30,280)	(53,801)

Income before income taxes	50,773	37,202
Income tax provision	29,343	12,378

Net income	$21,430	$24,824

Earnings per share
Basic	$0.07	$0.08
Diluted	$0.06	$0.07

Vantage Drilling Company

Supplemental Operating Data

(Unaudited, in thousands, except percentages)

	Three Months Ended March 31,
	2015	2014
Operating costs and expenses
Jackups	$24,263	$23,760
Deepwater	56,084	55,810
Operations support	9,324	10,759
Reimbursables	6,437	11,393

	$96,108	$101,722

Utilization
Jackups	96.1%	100.0%
Deepwater	93.6%	96.5%

Vantage Drilling Company

Consolidated Balance Sheet

(In thousands, except par value information)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$78,829	$82,812
Trade receivables	159,656	153,428
Inventory	68,558	65,892
Prepaid expenses and other current assets	22,821	28,618

Total current assets	329,864	330,750

Property and equipment
Property and equipment	3,534,527	3,524,566
Accumulated depreciation	(437,927)	(406,674)

Property and equipment, net	3,096,600	3,117,892

Other assets
Investment in joint venture	1,132	1,318
Other assets	73,247	79,897

Total other assets	74,379	81,215

Total assets	$3,500,843	$3,529,857

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$48,821	$59,139
Accrued liabilities	145,980	101,537
Current maturities of long-term debt, net of discount of $650 and $1,181	90,289	95,378

Total current liabilities	285,090	256,054

Long–term debt, net of discount of $21,862 and $25,875 and current maturities	2,559,531	2,632,802
Other long-term liabilities	77,286	85,327
Commitments and contingencies
Shareholders’ equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $0.001 par value, 500,000 shares authorized; 310,932 and 307,808 shares issued and outstanding	311	308
Additional paid-in capital	906,965	905,136
Accumulated deficit	(328,340)	(349,770)

Total shareholders’ equity	578,936	555,674

Total liabilities and shareholders’ equity	$3,500,843	$3,529,857

Vantage Drilling Company

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21,430	$24,824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	31,623	31,625
Amortization of debt financing costs	2,694	2,880
Amortization of debt discount	2,957	2,839
Non-cash (gain) loss on debt extinguishment	(20,597)	106
Share-based compensation expense	1,832	2,141
Deferred income tax benefit	(525)	(57)
Equity in loss of joint venture	186	108
Loss on disposal of assets	20	104
Changes in operating assets and liabilities:
Restricted cash	—	2,125
Trade receivables	(6,228)	(47,985)
Inventory	(2,665)	(3,071)
Prepaid expenses and other current assets	6,296	3,318
Other assets	2,904	1,021
Accounts payable	(10,318)	(3,954)
Accrued liabilities and other long-term liabilities	34,882	33,296

Net cash provided by operating activities	64,491	49,320

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(8,798)	(9,371)

Net cash used in investing activities	(8,798)	(9,371)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(59,676)	(19,374)
Repayment of revolving credit agreement, net	—	(10,000)

Net cash used in financing activities	(59,676)	(29,374)

Net increase (decrease) in cash and cash equivalents	(3,983)	10,575
Cash and cash equivalents—beginning of period	82,812	54,686

Cash and cash equivalents—end of period	$78,829	$65,261